UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  September 27, 2011
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NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11038	41-0857886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4201 Woodland Road P.O. Box 69 Circle Pines, Minnesota	55014
(Address of Principal Executive Offices)	(Zip Code)

(763) 225-6600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On September 27, 2011, the Compensation Committee of the Board of Directors of Northern Technologies International Corporation (“NTIC”) approved the material terms of an annual bonus plan for the fiscal year ending August 31, 2012 pursuant to which executive officers named in NTIC’s most recent proxy statement in connection with NTIC’s most recent annual meeting of stockholders (“named executive officers”), among other employees of NTIC, will participate.  The material terms of the bonus plan were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written formal plan or individual agreements between NTIC and plan participants.

For fiscal 2012 as in past years, the total amount available under the bonus plan will be up to 25% of NTIC’s earnings before interest, taxes and other income (“EBITOI”) and will be $0 if EBITOI, as adjusted to take into account amounts to be paid under the bonus plan, is below 70% of a pre-established target EBITOI for fiscal 2012.  Each plan participant’s percentage of the overall bonus pool will be based upon the number of plan participants, the individual’s annual base salary and the individual’s position and level of responsibility within the company.  In the case of each of the named executive officer participants, 75% of the amount of their individual bonus payout will be determined based upon NTIC’s actual EBITOI for fiscal 2012 compared to the pre-established target EBITOI for fiscal 2012 and 25% of the payout will be determined based upon such named executive officer’s achievement of certain pre-established individual performance objectives.  The payment of bonuses under the plan are discretionary and may be paid to named executive officer participants in both cash and shares of NTIC common stock, the exact amount and percentages of which will be determined by NTIC’s Board of Directors, upon recommendation of the Compensation Committee, after the completion of NTIC’s consolidated financial statements for fiscal 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By:
Matthew C. Wolsfeld Chief Financial Officer and Corporate Secretary

Dated:   September 27, 2011